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                                                                  EXHIBIT 10.9.a






                                SUBURBAN LODGE(R)

                               FRANCHISE AGREEMENT













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                                 SUBURBAN LODGE

                               FRANCHISE AGREEMENT



                                TABLE OF CONTENTS



         Heading                                                        Page
         -------                                                        ----
1.       Parties and Recitals                                             1
2.       Grant of Franchise                                               1
3.       Term and Renewal                                                 2
4.       Operating Assistance                                             2
5.       Fees                                                             4
6.       Licensed Marks                                                   5
7.       Standards of Design, Construction and Operations                 6
8.       Confidential Operating Manual                                   10
9.       Advertising and Marketing                                       11
10.      Statements, Records and Fee Payments                            13
11.      Covenants                                                       14
12.      Transfer and Assignment                                         15
13.      Default and Termination                                         17
14.      Post Term Obligations                                           20
15.      Insurance                                                       21
16.      Taxes, Permits and Indebtedness                                 22
17.      Indemnification and Independent Contractor                      22
18.      Written Approvals, Waivers, Forms
         of Agreement and Amendment                                      22
19.      Enforcement                                                     23
20.      Notices                                                         24
21.      Governing Law and Dispute Resolution                            24
22.      Severability and Construction                                   25
23.      General Provisions                                              25
24.      Acknowledgments                                                 25
         Guaranty of Franchise Owner's Undertakings

         Exhibit 1 -       Licensed Marks and Acknowledgement
                           Regarding Controlling Persons
         Exhibit 2 -       Territory
         State Rider

1. PARTIES AND RECITALS

         (a) This Franchise Agreement ("Agreement") is entered into as of __________________, 19____, (the "Execution Date"), by and between Suburban Franchise Systems, Inc., a Georgia corporation, with its principal place of business at 1000 Parkwood Circle, Suite 850, Atlanta, Georgia 30339 ("SFS"), and _________________________________ ("Franchise Owner") with its principal place of business at __________________________________________________________.

         (b) SFS owns and has the right to license certain trade names, trademarks, service marks and/or indicia of origin (the "Licensed Marks") identified on Exhibit 1 hereto, the uniqueness and value of which are acknowledged by Franchise Owner. In connection therewith, SFS has developed a plan for the organization and operation of a system of extended stay lodging establishments which system includes assistance in site evaluation and selection, equipment and furnishings selection and layout, prototype architectural plans and specifications, proprietary management software and procedures, manuals covering development issues, business practices and policies, sales and promotional techniques, personnel training, and other matters relating to the operation and promotion of SUBURBAN LODGE facilities (hereinafter collectively referred to as the "SUBURBAN LODGE System") all of which are designed to enhance the reputation and goodwill with the public of establishments operated pursuant to the SUBURBAN LODGE System.

         (c) Franchise Owner has investigated and become familiar with the SUBURBAN LODGE System, and desires, upon the terms and conditions set forth herein, to obtain a license to operate a business which will utilize the Licensed Marks and the SUBURBAN LODGE System (the "Franchised Business"). SFS is willing, upon the terms and conditions set forth herein, to license Franchise Owner to operate the Franchised Business.


2. GRANT OF FRANCHISE

         (a) Subject to all of the terms and conditions herein, SFS grants to Franchise Owner the right to operate a SUBURBAN LODGE System facility (the "Unit") solely at the following address:________________________________________
___________________________________________________________________________ (the
"Premises") and the non-exclusive right to utilize the Licensed Marks in conjunction therewith. The rights granted herein are sometimes referred to in this Agreement as the "Franchise."

         (b) Franchise Owner acknowledges and agrees that the Franchise relates solely to the Premises and the Unit thereon, and affords Franchise Owner no right to use the SFS prototype architectural plans and specifications for any other purpose or to construct or operate any additional, expanded or modified facilities on the Premises, nor any right to construct or operate the Franchised Business at any location other than the Premises.

         (c) Franchise Owner expressly acknowledges and agrees that SFS may itself construct and/or operate, and grant to others the right to construct and/or operate any business not utilizing the Licensed Marks, at any location.

         (d) Franchise Owner expressly acknowledges and agrees that SFS may itself construct and/or operate, and grant to others the right to construct and/or operate any business utilizing the Licensed Marks, at any location outside the territory referenced in Exhibit 2 attached hereto. The territory referenced in Exhibit 2 shall be deemed to be that area bounded by the right of ways (i.e., streets and highways), county lines, city lines, and/or land lot lines highlighted in red on Exhibit 2, running from the center of such right of ways, county lines, city lines, and/or land lot lines to the Premises, or as otherwise indicated by the area inside the red highlighting on the map attached to Exhibit 2.


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3. TERM AND RENEWAL

         (a) This Agreement, unless previously terminated pursuant to Paragraph 13 hereof, shall expire ten (10) years and three (3) months from the date of commencement of operations to the public ("Commencement Date") at the Premises, as determined by SFS in its sole discretion (the "Initial Term").

         (b) Upon the expiration of the Initial Term of this Agreement, Franchise Owner shall be entitled to the issuance of a new franchise agreement with respect to the Franchised Business for an additional ten (10) year term, subject to the following conditions, otherwise, such renewal right shall automatically expire:

                  (i) Franchise Owner, at the expiration of the Initial Term and within twelve (12) months prior thereto, shall not be or have been in default in the performance of any material obligation under this Agreement;

                  (ii) Franchise Owner shall have modernized or contracted to modernize the Premises, which may include structural changes, additions to or modification, as well as refurbishment of the buildings, signs, equipment, furnishings and decor so as to reflect the then-current image of SUBURBAN LODGE System units;

                  (iii) Franchise Owner shall have duly made written application to SFS for a new franchise agreement not less than one hundred eighty (180) days nor more than twelve (12) months prior to the expiration date of the Initial Term and shall have duly executed and returned to SFS for final approval and execution the new franchise agreement within thirty (30) days of receipt. The new franchise agreement to be issued to Franchise Owner shall be SFS's then-current standard form franchise agreement and may contain terms and conditions substantially different from those contained herein, including without limitation, increased fees and/or required advertising contributions, and renewal terms; and,

                  (iv) Franchise Owner shall have duly tendered to SFS in lieu of the initial franchise fee specified in the new franchise agreement an administrative fee equal to ten percent (10%) thereof prior to the expiration date of this Agreement.


4. OPERATING ASSISTANCE

         (a) Prior to Franchise Owner's commencement of business, SFS shall provide Franchise Owner with the following assistance, on the same basis as it will from time to time make available to other franchise owners of SUBURBAN LODGE System units:

                  (i) One (1) set of any written facility development materials which SFS may make available (known as the Confidential Development Manual(s)), as the same may be amended from time to time by SFS in its sole discretion;

                  (ii) Information with respect to site evaluation and selection;

                  (iii) Proprietary and confidential information with respect to prototype plans, specifications and layouts for the Unit, which SFS shall provide to Franchise Owner for use only during the term of this Agreement, and standards and specifications for all fixtures, signs, improvements, equipment and other related facilities for use in typical or similar units;




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
                  (iv) Such information as SFS may have concerning possible sources of fixtures, signs, improvements, equipment, furnishings and other related facilities and other products and services available in connection with the operation of SUBURBAN LODGE System units;

                  (v) A minimum of three to five (3 - 5) days of training (and such additional time as SFS may deem necessary) in the operation of the Franchised Business prior to its opening for either Franchise Owner or its designated manager selected by Franchise Owner and approved by SFS. Such training shall be conducted exclusively by SFS or its designee at a site to be designated by SFS; provided, however, Franchise Owner shall pay all its and its employees' costs and living expenses during and in connection with such training; and, provided further, that for training provided at Franchise Owner's Unit, Franchise Owner shall pay the reasonable transportation, meals and living expenses of SFS or its designees. If this is Franchise Owner's first SUBURBAN LODGE System Unit, at least three to five (3 - 5) additional days of training shall take place at the Unit, prior to, during and/or subsequent to its opening.

                  (vi) Such on-Premises pre-opening or opening assistance by SFS or its representative(s) in the initial operation of the Franchised Business as SFS may, in its discretion, deem appropriate; provided, however, that for assistance requested by Franchise Owner, SFS may require Franchise Owner to pay the reasonable transportation, meals and living expenses of SFS or its designees; and, provided further, that if Franchise Owner requests SFS or an affiliate of SFS to take principal responsibility for supervising the development or construction of Franchise Owner's Unit, SFS or an affiliate of SFS may provide such services to Franchise Owner pursuant to a separate agreement providing for separate charges for such services;

                  (vii) One (1) set of any written facility operational materials which SFS may make available (known as the Confidential Operating Manual(s), as defined in Paragraph 8 hereof), as the same may be amended from time to time by SFS in its sole discretion;

                  (viii) An initial supply of accounting forms for reporting transactions to SFS in accordance with Paragraphs 5 and 10 hereof. Subsequent supplies will be available at SFS's cost plus handling charges;

                  (ix) Proprietary computer software programs and procedures which may be required by SFS to be utilized by Franchise Owner in the operation of the Franchised Business and which may be updated or modified by SFS from time to time during the term of this Agreement. Any such proprietary software programs shall remain the property of SFS and shall be on loan to Franchise Owner for six month intervals during the term of this Agreement. SFS shall be obligated to renew such loan but only so long as Franchise Owner is in good standing under this Agreement.

         (b) SFS reserves the right to require Franchise Owner to maintain standards of quality, appearance and service at all SUBURBAN LODGE System units, thereby maintaining the public image and reputation of the SUBURBAN LODGE System and the demand for the services provided thereunder, and to that end SFS will provide Franchise Owner upon request from Franchise Owner with such of the following as it shall deem appropriate, in its sole discretion, and as it then supplies other similarly situated franchise owners:

                  (i) Periodic assistance in local advertising and marketing, and sales and promotional techniques;

                  (ii) Periodic individual or group counseling in the operation of the Franchised Business rendered in person, by seminar, or by newsletters or bulletins made available from time to time to all SUBURBAN LODGE System franchise owners;

                  (iii) Advice concerning operating problems, new techniques or operating methods disclosed by reports submitted to or inspections made by SFS;


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               (iv)  Advice and guidance with respect to new and improved methods of operation or business procedures developed by SFS, use of the Confidential Operating Manual, management materials, promotional materials, advertising formats and the Licensed Marks;

                (v) The opportunity to participate in group purchasing programs for inventory, supplies, insurance and equipment which SFS may, from time to time, use, develop, sponsor or provide and upon such terms and conditions as may be determined solely by SFS; and

               (vi) Periodic inspections of the Premises and other SUBURBAN LODGE System units and of the services they offer.


5.       FEES

         (a) In consideration of the execution of this Agreement, Franchise Owner agrees to pay SFS an initial franchise fee which shall be equal to the greater of Two Hundred Twenty-Five Dollars ($225) per licensed guest room or Thirty Thousand Dollars ($30,000). Three Thousand Dollars ($3,000) of the initial franchise fee was paid on the date of execution of the Preliminary Agreement for a License to Operate a SUBURBAN LODGE Unit ("Preliminary Agreement"). An additional Three Thousand Dollars ($3,000) of the initial franchise fee shall be paid on the Execution Date of this Agreement. The remaining balance shall be paid on the date Franchise Owner breaks ground to commence construction of the Unit (as determined by SFS in its sole discretion) or the date the Franchise Owner's construction loan is closed, whichever is earlier. Each payment of the initial franchise fee shall be non-refundable.

         (b) At all times after the Commencement Date, Franchise Owner shall pay to SFS the following recurring fees:

                (i) A continuing fee equal to four percent (4%) of the Gross Volume of Business (as hereinafter defined), except during the first ninety (90) days of operation during which time there shall be no continuing fee.

               (ii) SFS may, in its sole discretion, upon ninety (90) days prior written notice to Franchise Owner and all other similarly situated SUBURBAN LODGE franchise owners, but not before a minimum of fifteen (15) SUBURBAN LODGE System units are in operation, require payment of an advertising and marketing fee to support national, regional and/or local advertising, initially not to exceed one percent (1%) of the Gross Volume of Business. The advertising and marketing fee shall be expended in accordance with the terms of Paragraph 9. The level of the advertising and marketing fee may be increased from time to time by SFS for all SUBURBAN LODGE System units at the sole option of SFS upon sixty (60) days written notice to Franchise Owner, provided, however, that in no event shall the advertising and marketing fee percentage hereunder exceed one and one-half percent (1.5%) of the Gross Volume of Business at any given time during the term of this Agreement without the concurrence of a majority (in the aggregate) of all company and franchised units then open for business to the public and provided further that the advertising and marketing fee percentage hereunder shall never exceed two percent (2%) of the Gross Volume of Business during the Initial Term. It is the intention of the parties that the cost of the advertising and marketing program shall be shared on a similar basis by all SUBURBAN LODGE System units, including units owned or operated by SFS or its affiliates, rather than for SFS to make a profit from such fees.

              (iii) A reservations referral program fee not to exceed one percent (1%) of the Gross Volume of Business, for the purpose of compensating SFS for costs incurred in administering its reservations referral programs and related overhead costs. SFS may in its sole discretion from time to time raise the level of the reservations referral program fee for all SUBURBAN LODGE System units upon thirty (30) days written notice to Franchise Owner, but only to offset any increased costs or expenditures for reservation referral


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

programs. It is the intention of the parties that the cost of the reservations referral program shall be shared on a similar basis by all SUBURBAN LODGE System units, including units owned or operated by SFS or its affiliates, rather than for SFS to make a profit from such fees.

               (iv) An amount equal to any sales, gross receipts or similar tax imposed on SFS and calculated solely on payments required under the Franchise Agreement, unless the tax is an optional alternative to an income tax otherwise payable by SFS.

         (c) Unless otherwise provided, all fees and other amounts due to SFS hereunder shall be paid in the manner, at the times, and such payments shall be accompanied by the statement required under Paragraph 10 of this Agreement.

         (d) If any fee or any other amount due under this Agreement is not paid within ten (10) days after such payment is due, Franchise Owner shall pay a service charge equal to the lesser of the daily equivalent of eighteen percent (18%) per annum of such overdue amount per year or the highest rate then permitted by applicable law for each day such amount is past due. This charge shall accrue whether or not SFS exercises its right to terminate this Agreement pursuant to Paragraph 13 hereof.

         (e) The term "Gross Volume of Business," as used in this Agreement, shall mean the aggregate gross amount of all revenues from whatever source derived (whether in the form of cash, credit, agreements to pay or other consideration, and whether or not payment is received at the time of sale) which arise from or are derived by Franchise Owner or by any other person from business conducted or which originated in, on, from, or through the Premises, whether such business is conducted in compliance with or in violation of the terms of this Agreement, including, but not limited to, receipts from the rental of guest rooms and revenues derived from the sale and rental of services and merchandise including vending and laundry machine receipts, but excluding key deposit forfeitures, security deposit forfeitures for room damages and sales or use taxes imposed by any governmental authority directly on sales and collected by Franchise Owner, provided that the amount thereof is added to the selling price or absorbed therein and actually paid to the governmental authority.

         (f) All payments by Franchise Owner pursuant to this Paragraph 5 shall be applied in such order as SFS may designate from time to time. Franchise Owner agrees that it may not designate an order for application of any fees different from that designated by SFS and expressly acknowledges and agrees that SFS may accept fees paid pursuant to different instructions without any obligation to follow such instructions, even if such payment is made by its terms conditional on such instructions being followed. This provision may be waived only by written agreement signed by SFS, which written agreement must be separate from the check or other document constituting payment.


6.       LICENSED MARKS

         (a) Franchise Owner expressly acknowledges SFS's rights in and to the Licensed Marks and agrees not to represent in any manner that Franchise Owner has acquired any ownership rights in the Licensed Marks. Franchise Owner agrees not to use any of the Licensed Marks or any marks, names or indicia which are or may be confusingly similar in its own corporate or business name except as authorized in this Agreement. Franchise Owner further acknowledges and agrees that any and all goodwill associated with the SUBURBAN LODGE System and identified by the Licensed Marks shall inure directly and exclusively to the benefit of SFS and that, upon the expiration or termination of this Agreement for any reason, no monetary amount shall be assigned as attributable to any goodwill associated with Franchise Owner's use of the Licensed Marks.


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

         (b) Franchise Owner understands and agrees that any use of the Licensed Marks other than as expressly authorized by this Agreement, without SFS's prior written consent, may constitute an infringement of SFS's rights therein and that the right to use the Licensed Marks granted herein does not extend beyond the termination or expiration of this Agreement. Franchise Owner expressly covenants that, during the term of this Agreement and thereafter, Franchise Owner shall not, directly or indirectly, commit any act of infringement or contest or aid others in contesting the validity of SFS's right to use the Licensed Marks or take any other action in derogation thereof.

         (c) Franchise Owner shall promptly notify SFS of any claim, demand or cause of action that it believes may exist or that it becomes aware of, that SFS may have based upon or arising from any unauthorized attempt by any person or legal entity to use the Licensed Marks, any colorable variation thereof, or any other mark, name or indicia in which SFS has or claims a proprietary interest. Franchise Owner shall assist SFS, upon request and at SFS's expense, in taking such action, if any, as SFS may deem appropriate to halt such activities, but shall take no action nor incur any expenses on SFS's behalf without SFS's prior written approval. If SFS undertakes the defense or prosecution of any litigation relating to the Licensed Marks, Franchise Owner agrees to execute any and all documents and to do such acts and things as may, in the opinion of SFS's legal counsel, be reasonably necessary to carry out such defense or prosecution.

         (d) Franchise Owner further agrees and covenants to operate and advertise only under the names or marks from time to time designated by SFS for use by similar SUBURBAN LODGE System franchise owners; to adopt and use the Licensed Marks solely in the manner prescribed by SFS; to refrain from using the Licensed Marks to perform any activity or to incur any obligation or indebtedness in such a manner as may, in any way, subject SFS to liability therefore; to observe all laws with respect to the registration of trade names and assumed or fictitious names, to include in any application therefore a statement that Franchise Owner's use of the Licensed Marks is limited by the terms of this Agreement, and to provide SFS with a copy of any such application and other registration document(s); to observe such requirements with respect to trademark and service mark registrations and copyright notices as SFS may, from time to time, require, including, without limitation, affixing "SM", "TM", or
(R) adjacent to all such Licensed Marks in any and all uses thereof; and, to utilize such other appropriate notice of ownership, registration and copyright as SFS may require.

         (e) SFS reserves the right, in its sole discretion, to designate one or more new, modified or replacement Licensed Marks for use by franchise owners and to require the use by Franchise Owner of any such new, modified or replacement Licensed Marks in addition to or in lieu of any previously designated Licensed Marks. Any expenses or costs associated with the use by Franchise Owner of any such new, modified or replacement Licensed Marks shall be the sole responsibility of Franchise Owner.

7.       STANDARDS OF DESIGN, CONSTRUCTION AND OPERATION

         SFS shall establish and Franchise Owner shall maintain standards of quality, appearance and operation for the Franchised Business. For the purpose of enhancing the public image and reputation of businesses operating under the SUBURBAN LODGE System and for the purpose of increasing the demand for services and products provided by franchise owners and SFS, the parties agree as follows:

         (a) In connection with the construction of the Unit at which the Franchised Business is to operate, Franchise Owner shall, at its expense, furnish to SFS for its approval the following:

                (i) A proposed preliminary site plan for the Unit, adapted from SFS's standard plans by Franchise Owner's architect or engineer for use at the Premises, which shall be supplied to SFS before construction of the Unit is begun and which, if approved, shall not thereafter be materially changed without SFS's prior consent;


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

               (ii) Copies of Franchise Owner's plans and specifications for construction of the Unit, adapted from SFS's standard plans and specifications by Franchise Owner's architect or engineer for use at the Premises, in proposed final form with the stamp of Franchise Owner's architect or engineer affixed thereon, for approval by SFS, which, if approved, shall not thereafter be materially changed without SFS's prior consent. In addition, Franchise Owner shall furnish SFS copies for SFS's review of all commitments and plans for construction and permanent financing, the name, address and contact with respect to each lender (which information shall be kept current by Franchise Owner at all times hereunder), the name and address of the contractor, together with a copy of the construction contract, and such other additional information as SFS may from time to time request. Franchise Owner shall also furnish SFS throughout the period of the construction of Franchise Owner's Unit monthly inspection reports signed by Franchise Owner's architect or the lender's inspector certifying the general compliance of Franchise Owner's Unit, as constructed to the date of each such report, with the plans and specifications approved by SFS.

              (iii) All such permits and certifications as may be required for the lawful construction and operation of the Unit, together with copies of all building inspection reports and certification from all governmental authorities having jurisdiction over the site that all necessary permits have been obtained, and that all requirements for construction have been met; and

               (iv) A copy of the lease agreement, if the Premises are leased, and a copy of any billboard or off Premises sign leases, which agreements shall provide for SFS to have the right to enter the Premises or the property on which such billboards or off Premises signs are located to make any modifications necessary to protect the Marks, and the option to assume any such lease, with the right to sublease for all or any part of its term, both upon Franchise Owner's default or termination thereunder, and upon the termination or expiration of this Agreement.

         (b) Prior to opening the Franchised Business to the public, Franchise Owner or, if applicable, its designated manager, shall have been certified by SFS as meeting SFS's qualifications for management at similar SUBURBAN LODGE System units. Franchise Owner agrees that the Franchised Business shall only be operated directly by Franchise Owner or by a trained manager employed by Franchise Owner, or by a management company that has previously been approved by SFS and has not thereafter been disapproved. Franchise Owner shall notify SFS in writing at least 30 days prior to employing any such manager or management company, setting forth in reasonable detail all pertinent information relative to the individual's or management company's character and business background and experience. No such trained manager or management company shall be employed to operate the Franchised Business (or any part thereof) without SFS's prior consent, based upon such standards and requirements as SFS may from time to time specify, in writing or otherwise. If SFS rejects or later disapproves such trained manager or management company, it shall notify Franchise Owner of the pertinent reasons therefor. Notwithstanding the right of SFS to protect the goodwill of the SUBURBAN LODGE System by disapproving any manager or management company employed by Franchise Owner, such manager or management company shall not be deemed an employee or agent of SFS for any purpose whatsoever. No part of the Premises shall be leased to or managed (either directly or indirectly) by any party other than Franchise Owner without SFS's prior consent. Franchise Owner and/or such of its designated managerial personnel as approved by SFS shall complete, to SFS's reasonable satisfaction, any and all training programs as SFS may reasonably require. If any trainee fails to complete the required initial training program satisfactorily, SFS shall notify Franchise Owner of such failure and require Franchise Owner to designate a substitute trainee. Franchise Owner's Unit shall at all times continue to be managed by personnel who have met SFS's training requirements. SFS may, at its option, require others of Franchise Owner's initial and subsequent management employees to attend and satisfactorily complete all or any part of such training programs. All expenses incurred in training, including, without limitation, cost of travel, room, board and wages of the person(s) receiving such training shall be borne by Franchise Owner. Franchise Owner shall also bear the cost of any additional training which may be required by SFS. Franchise Owner agrees that at all times during the term of this Agreement there is to be at least one employee of Franchise Owner or its approved management company (the "designated manager") who:


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


                (i) Is principally responsible for the operation of the Franchised Business on a full-time, in-person basis at the Unit, and

               (ii) Has attended and satisfactorily completed such training, retraining or refresher training program as SFS may require, in its sole discretion, at such times and places prior to the expiration of this Agreement as SFS may reasonably designate.

         (c) Franchise Owner shall (i) commence construction of the Unit, in accordance with the site and building plans approved by SFS, not later than six
(6) months from and including the Execution Date, (ii) complete the construction of the Unit and open the Franchised Business on a continuous basis to the public not later than fifteen (15) months from and including the Execution Date and
(iii) in any event, at all times make a good faith reasonable effort to develop and construct the Unit during such periods. SFS shall not unreasonably withhold consent to a written request by Franchise Owner to extend either or both of the foregoing deadlines for commencing or completing construction and opening to the public if such consent is requested due to delays beyond the control of the Franchise Owner, provided that Franchise Owner is without fault in failing to prevent or causing the delay, and such delay cannot reasonably be circumvented by Franchise Owner through the use of alternative sources, workaround plans or other means. Any such consent by SFS to extend either or both of the foregoing deadlines shall only be effective if made in writing. Construction of the Unit shall not be considered completed, and the Franchised Business shall not be opened to the public, until Franchise Owner receives written authorization from SFS, which such authorization shall not unreasonably be withheld by SFS acting in good faith. Upon receipt of such authorization, the Franchise Owner shall open the Franchised Business to the public as soon as practicable.

         (d) All fixtures, signs, improvements, equipment, furnishings and supplies for the Franchised Business selected by Franchise Owner must meet the quality and appearance standards set forth in SFS's standard plans and specifications, Confidential Operating Manual or other writing delivered by SFS to Franchise Owner, subject to compliance with applicable laws and regulations.

         (e) Subject to compliance with applicable laws and regulations, Franchise Owner shall acquire all signs as required by SFS for use at or in connection with the Franchised Business.

         (f) Franchise Owner agrees to comply with all SUBURBAN LODGE System rules, regulations, policies and standards which are by their terms mandatory including, without limitation, those contained in the Confidential Operating Manual. Franchise Owner shall operate and maintain the Franchised Business solely in the manner and pursuant to the standards prescribed herein, in the Confidential Operating Manual or in other written materials provided by SFS to Franchise Owner.

         (g) Franchise Owner agrees to use the Premises solely for the operation of the Franchised Business in the manner and pursuant to the standards prescribed herein, in the Confidential Operating Manuals or otherwise in writing, and to refrain from using or permitting the use of the Premises for any other purpose or activity at any time.

         (h) Franchise Owner agrees to construct and operate the Franchised Business in conformity with such methods, standards and specifications as SFS may from time to time prescribe in its standard plans and specifications or Confidential Operating Manual to insure that SFS's required degree of quality, service and image is maintained; and to refrain from deviating therefrom and from otherwise operating in any manner which adversely reflects on SFS's name and goodwill, or on the Licensed Marks. Without limiting the generality of the foregoing, and provided SFS applies these requirements on a reasonably non-discriminatory basis to comparable units, including units operated by SFS and its affiliates, Franchise Owner specifically agrees:

                (i) To purchase and install, at Franchise Owner's expense, all such fixtures, signs, equipment, furnishings and supplies, all as may be required by SFS, and meet the specifications of the approved site layout and plan, and all other such items as SFS may prescribe from time to time; and to refrain from installing, or permitting to be installed, on or about or in connection with the Premises or the Franchised Business, any such item not meeting SFS's standards and specifications.

               (ii) To maintain in sufficient supply, and use at all times, only operating products, materials, supplies and expendables, including paper goods, as conform with SFS's then-current standards and specifications, and to refrain from using nonconforming items without SFS's prior consent.

              (iii) To sell and to offer for sale all such products, goods and services as SFS may, from time to time require, and only those which SFS may, from time to time approve, which are not subsequently disapproved, as meeting its quality standards and specifications. In addition to any remodeling, repairs, replacement and redecoration required by Paragraph 7(i) hereof, in order to introduce new products or services through all SUBURBAN LODGE System units, Franchise Owner may be required to expend additional amounts on new, different or modified equipment or fixtures necessary to offer such new services or products. In such event, Franchise Owner shall have up to three (3) months to complete any modifications necessitated by the introduction of such new products and/or services.

         (i) Franchise Owner agrees to maintain the Premises, and all buildings, fixtures, signs, equipment, furnishings and improvements thereon, in conformity with SFS's then current standards at all times during the term of this Agreement, and to make such repairs and replacements thereto as SFS may require. Without limiting the generality of the foregoing, Franchise Owner specifically agrees:

                (i) To keep the Unit at all times in a high degree of sanitation, repair, order and condition, including, without limitation, such periodic repainting of the exterior and interior of all buildings and related facilities, such maintenance and repairs to all equipment, and such refurbishment or replacement of obsolete or outdated fixtures, furnishings, uniforms, signs and equipment as SFS may from time to time reasonably direct;

               (ii) To meet and maintain at all times the highest grade of governmental standards and ratings applicable to the operation of the Unit;

              (iii) To refurbish the Unit periodically upon SFS's reasonable request including, without limitation, remodeling and redecorating of the interior and exterior of all buildings and related facilities on the Premises, and such repair and replacement of existing fixtures, furnishings, signs and equipment, as may be necessary to reflect the then current public image required of new units by SFS and to insure the presentation of the Marks consistently therewith; provided, however, that SFS shall not require Franchise Owner to refurbish more frequently than every five (5) years and the total required to be spent by Franchise Owner at such time shall not exceed two thousand two hundred and fifty ($2,250) dollars (as increased by the increase in the CPI index using the year in which this Agreement is entered into as the base year) for each guest room in the Unit. SFS agrees to apply this requirement on a reasonably nondiscriminatory basis to comparable units, including units operated by SFS and its affiliates.

         (j) Franchise Owner agrees to permit SFS or its agents, at any reasonable time, to remove from the Premises, at SFS's option, certain samples of any products, materials, supplies and expendables without payment therefor, in amounts reasonably necessary for testing by SFS or any independent laboratory, to determine whether such samples meet SFS's then-current standards and specifications, with no liability to Franchise Owner for any damage to such samples as a result of such testing.

         (k) Franchise Owner shall purchase all fixtures, furnishings, signs, equipment, inventory, uniforms, advertising materials, and other supplies, products and materials required for the operation of the Franchised Business that comply with standards and specifications published by SFS from time to time. If Franchise Owner desires to purchase any items that do not comply with such standards and specifications, Franchise Owner shall submit to SFS a written request for such approval in accordance with procedures prescribed from time to time by SFS. SFS reserves the right to designate itself an approved supplier and to make a profit from the sale of supplies to Franchise Owner.

         (l) Franchise Owner shall use only business stationery, business cards, marketing materials, advertising materials, printed materials or forms which have been approved in advance by SFS. Franchise Owner shall not employ any person to act as a representative of Franchise Owner in connection with local promotion of the Franchised Business in any public media without the prior written approval of SFS. Any and all supplies or materials purchased, leased or licensed by Franchise Owner shall always meet those standards specified by SFS in the Confidential Operating Manual or otherwise in writing.

         (m) In all advertising displays and materials and at the Premises, Franchise Owner shall, in such form and manner as may be specified by SFS in the Confidential Operating Manual, notify the public that Franchise Owner is operating the business licensed hereunder as a franchise owner of SFS and shall identify its business location in the manner specified by SFS in the Confidential Operating Manual. Further, at the request of SFS, Franchise Owner shall display in the guest lobby, or otherwise make available as directed by SFS, literature provided by SFS relating to the availability of franchises and the location of other Units in the SUBURBAN LODGE System.

         (n) Franchise Owner shall promptly respond to customer complaints and shall take such other steps as may be required to insure positive customer relations.

         (o) Franchise Owner hereby grants to SFS and its agents the right to enter upon the Premises, without notice, at any reasonable time for the purpose of conducting inspections of the Premises, Franchise Owner's books, records and register tapes, and Franchise Owner agrees to render such assistance as may reasonably be requested and to take such steps as may be necessary immediately to correct any deficiencies detected during such an inspection upon the request of SFS or its agents.

         (p) Because complete and detailed uniformity under many varying conditions may not be possible or practical, SFS specifically reserves the right and privilege, in its sole discretion and as it may deem in the best interests of all concerned in any specific instance, to vary standards for any franchise owner based upon the peculiarities of a particular site or circumstance, density of population, business potential, population of trade area, existing business practices or any other conditions which SFS deems to be of importance to the successful operation of such franchise owner's business. Franchise Owner shall have no recourse against SFS on account of any variation from standard specifications and practices granted to any franchise owner and shall not be entitled to require SFS to grant Franchise Owner a like or similar variation hereunder.

         (q) Franchise Owner agrees to install, update or replace any equipment (including computer equipment and cash registers) or software designed to be used in connection with the operation of the Franchised Business, and to utilize equipment and software of such kind and in such manner as is specified by SFS from time to time. Without limiting the generality of the foregoing, Franchise Owner agrees that it shall install and utilize in connection with the Franchised Business such hardware and software as SFS may require from time to time, which is compatible with and continuously accessible to SFS's central management system through modem or other manual or electronic access. SFS agrees to apply this requirement on a reasonably nondiscriminatory basis to comparable units, including units operated by SFS and its affiliates. Upon request of SFS, Franchise Owner agrees to provide SFS access to its computer data base and to send SFS original or duplicate copies of all diskettes utilized by Franchise Owner in the operation of the Franchised Business.

         (r) Franchise Owner agrees that this Agreement shall constitute a lien upon all exterior sign facia bearing any Licensed Marks which are to be displayed on the exterior of the Premises or other exterior locations and in the event of any termination or expiration of this Agreement, Franchise Owner agrees to remove immediately such exterior facia bearing any of the Licensed Marks. If Franchise Owner fails to make such alterations within fifteen (15) days after termination or expiration of this Agreement, Franchise Owner agrees that SFS or its designated agents may enter upon any such location at any time to make such alterations, at Franchise Owner's sole risk and expense, without liability for trespass.

         (s) Franchise Owner hereby grants to SFS the right to take such steps as are necessary to manage the Franchised Business for the account of Franchise Owner in the event of Franchise Owner's death or in the event that an independent third party (such as a medical doctor) reasonably determines that Franchise Owner is incapacitated or incapable of running the Franchised Business, and to receive a reasonable fee for such services.


8.       CONFIDENTIAL OPERATING MANUAL AND OTHER INFORMATION

         (a) In order to protect the reputation and goodwill of the businesses operating under the SUBURBAN LODGE System and to maintain standards of operation under the Licensed Marks, Franchise Owner shall conduct the Franchised Business operated under the SUBURBAN LODGE System in accordance with various written instructions and confidential manuals (hereinafter and previously referred to as the "Confidential Operating Manual"), including such amendments thereto, as SFS may publish from time to time, all of which Franchise Owner acknowledges belong solely to SFS and shall be on loan from SFS during the term of this Agreement. When any provision in this Agreement requires that Franchise Owner comply with any standard, specification or requirement of SFS, unless otherwise indicated, such standard, specification or requirement shall be such as is set forth in this Agreement or as may, from time to time, be set forth by SFS in the Confidential Operating Manual.

         (b) Franchise Owner shall at all times use its best efforts to keep SFS's Trade Secrets and Confidential Information (as each term is defined below) as confidential, and shall limit access to SFS's Trade Secrets and Confidential Information to employees of Franchise Owner on a need-to-know basis. Franchise Owner acknowledges that the unauthorized use or disclosure of SFS's Confidential Information or Trade Secrets will cause irreparable injury to SFS and that damages are not an adequate remedy. Franchise Owner accordingly covenants that it shall not at any time, without SFS's prior written consent, disclose, use, permit the use of (except as may be required by applicable law or authorized by this Agreement), copy, duplicate, record, transfer, transmit or otherwise reproduce any Trade Secrets or Confidential Information, in any form or by any means, in whole or in part, or otherwise make the same available to any unauthorized person or source. For purposes of this Agreement:

         "Trade Secrets" means the Confidential Operating Manual and any other manuals (including the Confidential Development Manual), the contents thereof, the SFS proprietary prototype architectural plans and specifications, the SFS proprietary management software, and any methods of operation, standards, techniques, materials, goods and information created or used by SFS or involving the SUBURBAN LODGE System and designated for confidential use within the SUBURBAN LODGE System, and the information contained therein, to the extent such items
         (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from their disclosure or use, and (B) are the subjects of efforts by SFS that are reasonable under the circumstances to maintain their secrecy.

         "Confidential Information" means information other than Trade Secrets that belongs to SFS or is licensed by SFS, that is of a confidential or secret nature material to SFS, and that is not generally known to the public.


         (c) Franchise Owner understands and acknowledges that SFS may, from time to time, revise the contents of the Confidential Operating Manual to implement new or different requirements for the operation of the Franchised Business, and Franchise Owner expressly agrees to comply with all such changed requirements which are by their terms mandatory; provided that such requirements shall also be applied in a reasonably nondiscriminatory manner to comparable businesses operated under the SUBURBAN LODGE System by other franchise owners. The implementation of such requirements may require the expenditure of reasonable sums of money by Franchise Owner at the Premises.

         (d) Franchise Owner shall at all times insure that its copy of the Confidential Operating Manual is kept current and up to date. In the event of any dispute as to the contents thereof, the terms and dates of the master copy thereof maintained by SFS at its principal place of business shall be controlling.


9.       ADVERTISING AND MARKETING

         Recognizing the value of standardized advertising and marketing programs to the furtherance of the goodwill and public image of the SUBURBAN LODGE System, the parties agree as follows:

         (a) SFS or its designee shall exclusively maintain and administer the SUBURBAN LODGE Advertising Fund ("Fund") (if established), for national, regional and/or local advertising, public relations and marketing programs and market research ("Advertising") and shall direct all such Advertising with sole discretion over the concepts, materials and media used therein. All advertising and marketing fees paid by Franchise Owner pursuant to Paragraph 5(b)(ii) hereof shall be part of such Fund. SFS shall have the sole right to enforce the obligations of Franchise Owner, and all other franchise owners of the SUBURBAN LODGE System, who are obligated to contribute to the Fund, and neither Franchise Owner nor any other SUBURBAN LODGE franchise owner who shall be obligated to contribute to the Fund shall be deemed a third party beneficiary with respect to said Fund or have any right to enforce any obligation to contribute thereto. Franchise Owner understands and acknowledges that the Fund is intended to maximize general public recognition and acceptance of the Licensed Marks for the benefit of the SUBURBAN LODGE System as a whole and that SFS and its designee undertake no obligation in administering the Fund to insure that any particular franchise owner benefits directly or pro rata from the Advertising. No part of the Fund shall be used by SFS to defray any of its general operating expenses other than those reasonably allocable to such Advertising, or other activities reasonably related to the administration or direction of the Fund and its related programs. SFS may, in its sole discretion from time to time, advance monies to the Fund and charge the Fund interest on such advances at two percent (2%) above the prime rate then designated by the Wachovia Bank of Georgia, NA (or if no such rate is then being so designated, at such rate as reasonably determined by SFS as an equivalent rate) and may authorize repayment of such advances from the Fund, all in accordance with such terms as SFS deems necessary or appropriate. Franchise Owner agrees that the Fund may otherwise be used to meet any and all costs incident to such Advertising. In addition, SFS shall have the right to expend all, or any portion of, the Fund for co-op advertising or promotional programs on a regional or local basis; provided, however, that such programs shall be available to all similarly situated franchise owners as determined by SFS in its reasonable discretion.

         (b) SFS shall maintain contributions to the Fund in a separate bank account from SFS's general operating account. SFS shall furnish Franchise Owner with annual financial statements of the Fund, certified to be correct by an officer of SFS. SFS may, in its sole discretion, elect to accumulate monies in the Fund for such periods of time as it deems necessary or appropriate, with no obligation to expend all monies received in any fiscal year during such fiscal year. In the event SFS's expenditures for Advertising in any one fiscal year shall exceed the total amount contributed to the Fund during such fiscal year, SFS shall have the right to be reimbursed to the extent of such excess contributions from any amounts subsequently contributed to the Fund or to use such excess as a credit against its future contributions.

         (c) Franchise Owner agrees to expend an amount of at least Three Thousand Dollars ($3,000) on promotion and advertising of the Franchised Business in form, content and media approved by SFS, during the period beginning thirty (30) days prior to and ending sixty (60) days following the Commencement Date.

         (d) SFS may offer to provide Franchise Owner, from time to time, with local advertising and marketing materials, including without limitation newspaper mats, radio commercial tapes, merchandising materials, sales aids, special promotions and similar advertising at a reasonable price, plus handling.

         (e) Franchise Owner, at its expense and exclusive of any fees paid to the Fund, shall:

                (i) Obtain listings of the Franchised Business in the white and yellow pages of such local telephone directories and of the kind and size specified from time to time by SFS for all comparable SUBURBAN LODGE System units; and

               (ii) Obtain and maintain any special promotional materials of the kind and size as SFS may from time to time require for comparable SUBURBAN LODGE System units, including but not limited to system directories of all Units in the SUBURBAN LODGE System, which Franchise Owner shall display and maintain in the guest lobby of Franchise Owner's Unit.

         (f) Franchise Owner shall submit (through the mail, return receipt requested) to SFS for its prior approval (except with respect to prices to be charged), samples of all Advertising to be used by Franchise Owner that have not been prepared or previously approved by SFS or its designated agents. Franchise Owner shall include in all Advertising any "1-800" number required by SFS.

         (g) Franchise Owner shall participate in all cooperative advertising and/or marketing programs as are from time to time prescribed by SFS; provided, however, that no such cooperative advertising and/or marketing programs shall require Franchise Owner to adhere to any specific price(s), nor shall it require any funds other than those required to be paid under Paragraph 5(b)(ii) hereof. The terms and conditions required for participation in any such co-op advertising program or programs shall be as specified in the Confidential Operations Manual.


10.      STATEMENTS, RECORDS AND FEE PAYMENTS

         (a) Franchise Owner shall, in a manner satisfactory to SFS, maintain original, full and complete register tapes or sales records, other records, accounts, books, data, licenses and contracts which shall accurately reflect all particulars relating to Franchise Owner's business and such statistical and other information or records as SFS may require and shall keep all such information for not less than three (3) years, even if this Agreement is no longer in effect. In addition, upon the request of SFS, Franchise Owner shall compile and provide to SFS any statistical or financial information regarding the operation of the Franchised Business, as SFS may reasonably request for purposes of evaluating or promoting the Franchised Business or the SUBURBAN LODGE System in general. SFS and its designated agents shall have the right to examine and audit such records, accounts, books and data at all reasonable times to insure that Franchise Owner is complying with the terms of this Agreement. If such inspection discloses that the Gross Volume of Business during any scheduled reporting period actually exceeded the amount reported by Franchise Owner as its Gross Volume of Business, by an amount equal to two percent (2%) or more of the Gross Volume of Business originally reported to SFS, then Franchise Owner shall bear the cost of such inspection and audit and shall immediately pay to SFS any such deficiency with interest from the date due at the lesser of eighteen percent (18%) per annum of such overdue amount or the highest rate permitted by applicable law, immediately upon the request of SFS. SFS agrees to keep the Franchise Owner's operating results confidential, except that SFS may disclose such data in summary form with other SUBURBAN LODGE System units or as may be required by law.

         (b) No later than the fifteenth (15th) day of each month SFS shall receive from Franchise Owner, in the form prescribed by SFS, statements stating the fees due to SFS during the preceding month itemized by revenue producing activity as specified from time to time by SFS, the Gross Volume of Business at the Premises for the prior month, and such other information as SFS may require, all signed and certified as true and correct by an authorized agent of Franchise Owner. Together with such statements, Franchise Owner shall pay to SFS all amounts due hereunder with respect to the period of time covered by each such statement.

         (c) Upon SFS's request, Franchise Owner shall furnish SFS with a copy of each of its reports and returns of sales, use and gross receipt taxes and complete copies of any state or federal income tax returns covering the operation of the Franchised Business, all of which Franchise Owner shall certify as true and correct.

         (d) If requested by SFS, Franchise Owner shall prepare and deliver to SFS on a monthly basis, no later than the thirtieth (30th) day of each month, an unaudited profit and loss statement in a form satisfactory to SFS acting in its sole and subjective discretion covering Franchise Owner's business for the prior month and such additional reports as SFS may require, all of which shall be certified by Franchise Owner as true and correct. Franchise Owner shall also submit to SFS by March 1 and September 1 of each year during the term of this Agreement, an unaudited balance sheet reflecting the financial position of the Franchised Business as of the preceding December 31 and June 30. In addition, Franchise Owner, as well as any guarantor(s) of this Agreement, shall, within sixty (60) days after request from SFS, deliver to SFS a financial statement, certified as correct and current, in a form which is satisfactory to SFS and which fairly represents the total assets and liabilities of Franchise Owner and any such guarantor(s).

         (e) In addition to the foregoing statements, within one hundred and five (105) days after the close of each fiscal year of Franchise Owner, Franchise Owner shall furnish to SFS, at Franchise Owner's expense, financial statements which shall include a statement of income and retained earnings of Franchise Owner for such fiscal year, a statement of cash flows and a balance sheet of Franchise Owner as of the end of such fiscal year. Such annual financial statements shall be audited if an independent audit is required by Franchise Owner's lenders or otherwise performed; otherwise such financial statements shall be accompanied by the written certification of Franchise Owner's chief executive officer and chief financial officer, if any, that such statements are true and correct.


11.      COVENANTS

         (a) During the Term of this Agreement, Franchise Owner, and each guarantor hereof, covenants, individually:

                (i) To use its best efforts in operating the Franchised Business and in recommending, promoting and encouraging patronage of all SUBURBAN LODGE System units;

               (ii) Not to engage as an owner, operator, or in any managerial capacity in any extended stay lodging business featuring efficiency guest rooms rented primarily for periods in excess of one day, other than as a franchise owner of a SUBURBAN LODGE System unit ("Competing Facility"), except that Franchise Owner and each guarantor hereof shall be permitted to own and/or operate any such Competing Facility outside of a three (3) mile radius of any then existing SUBURBAN LODGE System unit (or where construction of such unit has begun), so long as such Competing Facility's minimum guest room rates generally available to customers is at least equal to or greater than 200% of the average single occupancy guest check-in rate generally available for all SUBURBAN LODGE System units (in the aggregate) at the time of Franchise Owner's or guarantor's engagement as an owner or operator of, or in any managerial capacity for, such Competing Facility (and shall be maintained above such level throughout the first three (3) years of Franchise

Owner's or guarantor's engagement); provided, however, that Franchise Owner and each guarantor hereof shall not be prohibited hereby from owning equity securities of any extended stay lodging business, whose shares are traded on a stock exchange or on the over-the-counter market so long as the Franchise Owner's or the guarantor's ownership interest shall represent two percent (2%) or less of the total number of outstanding shares of such business;

         (b) During the Term of this Agreement and thereafter, Franchise Owner and each guarantor covenants not to communicate directly or indirectly, nor to divulge to or use for its benefit or the benefit of any other person or legal entity, any Trade Secrets or Confidential Information (as defined in Paragraph 8(b) hereof), except as expressly permitted by SFS. In the event of any termination, expiration or nonrenewal of this Agreement, Franchise Owner agrees that it shall never use SFS's Trade Secrets and shall not, for at least two years from the date of such expiration or termination, use SFS's Confidential Information in the design, development or operation of any extended stay lodging business featuring efficiency guest rooms rented primarily for periods in excess of one day. Franchise Owner agrees that if it engages as an owner, operator or in any managerial capacity in any such business, it will assume the burden of proving that it has not used SFS's Trade Secrets or Confidential Information. The protection granted hereunder shall be in addition to and not in lieu of all other protections for some or all of the Trade Secrets and Confidential Information as may otherwise be afforded in law or in equity. In addition, Franchise Owner agrees to execute employee nondisclosure and noncompetition agreements in such form as SFS may specify in its Confidential Operating Manual, with its managers, which shall prohibit competition by such persons during and for a period of one (1) year after termination of their employment with Franchise Owner in any extended stay lodging business at or within a three (3) mile radius of any existing or under construction SUBURBAN LODGE unit and which shall further prohibit disclosure by such parties to any other person or legal entity of any Trade Secrets or Confidential Information. Such employee nondisclosure agreements shall be subject to the prior written approval of SFS and shall also be for the benefit of SFS. SFS shall be a third party beneficiary of such agreements and Franchise Owner shall not amend, modify or terminate any such agreement without SFS's prior written consent.

         (c) The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. Should any part of one or more of these restrictions be found to be unenforceable by virtue of its scope in terms of area, business activity prohibited or length of time, and should such part be capable of being made enforceable by reduction of any or all thereof, Franchise Owner and SFS agree that the same shall be enforced to the fullest extent permissible under the law. In addition, SFS may, unilaterally, at any time, in its sole discretion, revise any of the covenants in this Paragraph 11 so as to reduce the obligations of Franchise Owner hereunder. The running of any period of time specified in this Paragraph 11 shall be tolled and suspended for any period of time in which the Franchise Owner is found by a court of competent jurisdiction to have been in violation of any restrictive covenant. Franchise Owner further expressly agrees that the existence of any claim it may have against SFS whether or not arising from this Agreement, shall not constitute a defense to the enforcement by SFS of the covenants in this Paragraph 11.


12.      TRANSFER AND ASSIGNMENT

         (a) This Agreement and all rights and duties hereunder may be freely assigned or transferred by SFS in its sole discretion to any person or legal entity which agrees to assume SFS's obligations hereunder, including a competitor of SFS, and shall be binding upon and inure to the benefit of SFS's successors and assigns including, without limitation, any entity which acquires all or a portion of the capital stock of SFS or any entity resulting from or participating in a merger, consolidation or reorganization in which SFS is involved.

         (b) Franchise Owner understands and acknowledges that the rights and duties created by this Agreement are personal to Franchise Owner, and that SFS has granted this Franchise in reliance on many factors, including, without limitation, (i) the individual or collective character, skill, aptitude and business and financial capacity of Franchise Owner and any persons owning an interest in Franchise Owner and (ii) that Franchise Owner is the entity directly holding the fee simple, leasehold or other similar property rights interest in the Premises and the Unit (subject only to those mortgage rights of any financial institution(s) or other lender(s) of which Franchise Owner has given SFS written notice prior to the execution of this Agreement). Accordingly, and only subject to construction and/or permanent Unit financing and refinancing with a financial institution (to which SFS's consent is not required), neither Franchise Owner nor any person owning any direct or indirect equity interest therein, shall, without SFS's prior written consent, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any interest in this Agreement or any portion or aspect thereof, the Franchised Business, the Unit, the Premises, or any equity or voting interest in Franchise Owner, nor permit the Franchised Business, Unit or Premises to be operated, managed, directed, controlled or owned, directly or indirectly, by any person other than Franchise Owner without the prior written approval of SFS. Any such purported assignment occurring by operation of law or otherwise, including any assignment by a trustee in bankruptcy, without SFS's prior written consent shall be a material default of this Agreement. In addition, in the event Franchise Owner is a corporation, the stock of such corporation shall not be publicly sold or traded on any securities exchange or in the over-the-counter market without the express prior written consent of SFS, which consent may be given or denied in SFS's sole discretion.

Notwithstanding the foregoing, SFS's consent shall not be required for the transfer of equity and voting interests in Franchise Owner: (i) among the persons originally named in Paragraph 2 of Exhibit 1 of this Agreement or by such persons to or for the benefit of their respective spouses and children, provided that any such spouse or child legally can and does consent in writing to be bound by the provisions of this Agreement and any Guaranty, to the same extent as the person who is initially a party to such document, and such persons continue to maintain voting control in Franchise Owner and decision making authority in the operations of the Franchised Business, or (ii) among any other persons owning an interest in Franchise Owner or by such persons to or for the benefit of their respective spouses and children.

         (c) SFS will not unreasonably withhold its consent to a transfer under this Paragraph 12 if:

                (i) The proposed transferee is a person or entity which meets SFS's standards of qualification then applicable with respect to all new applicants for similar SUBURBAN LODGE System franchise owners;

               (ii) The proposed transfer is at a price and upon such terms and conditions that do not endanger the economic viability of the transferee to continue as a SUBURBAN LODGE System franchisee;
              (iii) As of the date of the proposed transfer, all obligations of Franchise Owner hereunder and under any other agreements between Franchise Owner and SFS are fully satisfied;

               (iv) As of the date of the proposed transfer, all obligations of the proposed transferee to SFS under all other agreements, including franchise agreements, are fully satisfied; and

                (v) As of the date of the proposed transfer, SFS shall have forwarded to Franchise Owner its approval, granted in its reasonable discretion, of the proposed transfer to the proposed transferee, in accordance with the provisions of this Paragraph 12.

         (d) Franchise Owner shall submit to SFS prior to any proposed transfer of any equity or voting interest in Franchise Owner, and at any other time upon request, a list of all holders of direct or indirect equity and voting interests in Franchise Owner reflecting their respective present and/or proposed direct or indirect interests in Franchise Owner, in such form as SFS may require.

         (e) SFS may require, as a condition of its approval of any proposed transfer, satisfaction of the additional requirements set forth in Paragraph 12(f) in the event Franchise Owner is a partnership or privately-held corporation and the proposed transfer, alone or together with all other previous, simultaneous and/or proposed transfers, would have the effect of reducing directly or indirectly to less than fifty-one percent (51%) the percentage of equity and voting interest (as reasonably determined by SFS) owned in Franchise Owner by the initial equity and voting owners identified in Paragraph 2 of Exhibit 1 attached hereto, or in the event Franchise Owner is a natural person and the proposed transfer, alone or together with other simultaneous or proposed transfers, would have the effect of reducing directly or indirectly Franchise Owner's equity or voting interest, as reasonably determined by SFS, in this Franchise to less than fifty-one percent (51%). In computing the percentages of equity and voting interest owned in Franchise Owner for purposes of this Paragraph 12(e), general partnership interests shall not be distinguished from limited partnership interests.

         (f) The requirements for all such transfers under Paragraph 12(e) are as follows:

                (i) Franchise Owner must cause the prospective transferee to be provided with SFS's current form of disclosure document required by the Federal Trade Commission's Trade Regulation Rule on Franchising and/or other applicable state franchise registration/disclosure laws, and a receipt for such document shall be delivered to SFS; provided, however, SFS shall not be liable for any representations other than those contained in such disclosure document;

               (ii) The proposed transferee must execute a new franchise agreement, namely, SFS's then-current form of franchise agreement, which may contain terms and conditions substantially different from those in this Agreement, for an initial term equal to the time remaining in the term of this Agreement as of the date of such transfer;

              (iii) There shall have been paid to SFS, together with the application for consent to the transfer, the transfer fee then required by SFS of similar SUBURBAN LODGE System franchise owners; provided, however, that in no event shall such transfer fee exceed twenty-five percent (25%) of the then-current initial franchise fee being offered by SFS to prospective franchise owners;

               (iv) The transferor and its guarantors and the transferee and its guarantors shall have executed a general release under seal where required, in a form satisfactory to SFS, of any and all claims based on acts or omissions occurring on or before the date of such transfer against SFS, its parent, subsidiaries, affiliates and their officers, directors, attorneys, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances arising out of, or connected with, the performance of this Agreement or any other agreement;

                (v) The transferee shall demonstrate to SFS's reasonable satisfaction that it meets all of SFS's requirements for becoming a franchise owner, including, without limitation, that it meets SFS's managerial and business standards then in effect for similarly situated franchise owners; possesses a good moral character, business reputation, and satisfactory credit rating; is not a competitor of SFS; will comply with all instruction and training requirements of SFS and has the aptitude and ability to operate the Franchised Business (as may be evidenced by prior related business experience or otherwise); and

               (vi) The transferee and/or its designated managerial personnel (as applicable) shall have completed, to SFS's satisfaction, the training then required by SFS.

         (g) Upon the death or mental or physical incompetency (as reasonably determined by an independent third party such as a licensed doctor) of any person with any direct or indirect interest in Franchise Owner and who has managerial responsibility for the operation of the Franchised Business, the executor, administrator, or personal representative of such person shall transfer his interest to a third party approved by SFS within six months after the death or finding of incompetency. Such transfers shall be subject to the same conditions as any inter vivos transfer. If the heirs or beneficiaries of any such person are unable to meet the conditions in Paragraph 12(f) hereof, SFS may terminate this Agreement without penalty to Franchise Owner.

         (h) Except as provided in Paragraph 12(b) above, if Franchise Owner or any person or entity holding any direct or indirect interest in Franchise Owner, this Agreement or the Premises desires to sell or transfer for value, either an interest in Franchise Owner, this Agreement or the Premises, Franchise Owner shall first notify SFS in writing of such intention and offer to sell or transfer such interest to SFS upon the terms and conditions set forth in such notice, net of any real estate and/or business brokerage commissions, at SFS's option. If SFS and Franchise Owner cannot agree within thirty (30) days of such notice on the terms and conditions of such sale or transfer, or if SFS notifies Franchise Owner that it does not want to acquire such interest, Franchise Owner may sell or transfer such interest to a bona fide third party; provided that such sale or transfer is made within 180 days after the expiration of any offer to SFS, that such sale or transfer is made at a net price and on terms no more favorable than those offered in writing to SFS, and that all applicable requirements of Paragraph 12 hereof are met, and in connection with such sale or transfer, that the Premises shall continue to be operated pursuant to the SUBURBAN LODGE System. Failure of SFS to exercise the option afforded by this Paragraph 12(h) shall not constitute a waiver of any other provision of this Agreement, including all requirements of this Paragraph 12 with respect to a proposed transfer. In the event the consideration, terms and/or conditions offered by a third party are such that SFS may not reasonably be required to furnish the same consideration, terms and/or conditions, then SFS may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by SFS, and its determination shall be binding.

         (i) Notwithstanding the foregoing, it is understood that Franchise Owner (if an individual) may assign this Agreement, the Franchised Business, and Franchise Owner's rights and obligations hereunder on one occasion to a corporation organized by Franchise Owner for that purpose only provided that at least fifty-one percent (51%) of all the issued and outstanding shares of voting stock and equity interest shall be owned and voted continuously by Franchise Owner, and further provided that SFS shall approve all other shareholders of such corporation holding equity or voting interests, which consent shall not be unreasonably withheld. SFS shall be given written notice of such assignments and delegation, and thereupon such corporation shall have all of such rights and obligations, and the term "Franchise Owner" as used herein shall refer to such corporation; provided, however, that such assignment shall in no way affect the obligations hereunder of the individual above designated "Franchise Owner," who shall remain fully bound by and responsible for the performance of all of such obligations, jointly and severally with such corporation. Such corporation shall at no time engage in any business or activities other than the exercise of the rights herein granted to the Franchise Owner and the performance of its obligations as Franchise Owner hereunder.

         (j) SFS's consent to a transfer of any interest in the Franchise Owner granted herein shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of SFS's right to demand exact compliance with any of the terms of this Agreement by the transferee.


13.      DEFAULT AND TERMINATION

         (a) SFS may not terminate this Agreement prior to its expiration except for "good cause," which shall mean the occurrence of any event of default described below. Upon the occurrence of any event of default, SFS may, at its option, and without waiving its rights hereunder or any other rights available at law or in equity, including its rights to damages, terminate this Agreement and all of Franchise Owner's rights hereunder effective: immediately upon the date SFS gives written notice of termination, upon such other date as may be set forth in such notice of termination, or in those instances enumerated below in subparagraph (i), automatically upon the occurrence of, or the lapse of the specified period following, an event of default.

The occurrence of any one or more of the following events shall constitute an event of default and grounds for termination of this Agreement by SFS:

                (i) Automatically, without notice or action required by SFS, if Franchise Owner becomes insolvent or makes a general assignment for the benefit of creditors, or, unless otherwise prohibited by law, if a petition in bankruptcy is filed by Franchise Owner, or such a petition is filed against and consented to by Franchise Owner or not dismissed within thirty (30) days, or if a bill in equity or other proceeding for the appointment of a receiver of Franchise Owner or other custodian for Franchise Owner's business or assets is filed and consented to by Franchise Owner, or if a receiver or other custodian (permanent or temporary) of Franchise Owner's assets or property, or any part thereof, is appointed;

               (ii) If Franchise Owner fails to pay any financial obligation pursuant to this Agreement within ten (10) days of the date on which SFS gives notice of such delinquency or immediately upon written notice if Franchise Owner is determined to have underreported its Gross Volume of Business during any month by two percent (2%) or more of the actual Gross Volume of Business during such month on two or more occasions during the term of this Agreement, whether or not Franchise Owner subsequently rectifies such deficiency;

              (iii) If Franchise Owner fails to commence construction of the Unit or to complete construction of the Unit and open the Franchised Business to the public within the respective time periods specified in Paragraph 7(c) hereof or, within such time periods, fails to at all times make a good faith reasonable effort to develop and construct the Unit;

               (iv) If Franchise Owner makes, or has made, any materially false statement or report to SFS in connection with this Agreement or application therefore;

                (v) If there is any violation of any transfer and assignment provision contained in Paragraph 12 of this Agreement;

               (vi) If Franchise Owner receives from SFS three (3) or more notices to cure the same or similar defaults or violations of this Agreement during any twelve (12) month period, whether or not such defaults are cured;

              (vii) If Franchise Owner fails, for a period of fifteen (15) days after notification of noncompliance by appropriate authority to comply with any law or regulation applicable to the operation of the Franchised Business, except Franchise Owner shall have the right to appeal the interpretation of any such law or regulation, during which time no default shall occur;

             (viii) If Franchise Owner violates through gross negligence or intentionally any covenant of confidentiality or nondisclosure contained in Paragraph 8 of this Agreement or otherwise discloses, uses, permits the use of, copies, duplicates, records, transmits or otherwise reproduces any manuals, materials, goods or information created or used by SFS and designated for confidential use within the SUBURBAN LODGE System without SFS's prior approval;

               (ix) If Franchise Owner or any person controlling, controlled by or under common control with Franchise Owner, or any principal officer or the designated manager of Franchise Owner or any such person, owning an interest in the Franchised Business is convicted of a felony, or any other crime or offense that is reasonably likely, in the sole opinion of SFS, to affect adversely the SUBURBAN LODGE System, any SUBURBAN LODGE System unit, the Licensed Marks or the goodwill associated therewith;

                (x) If Franchise Owner fails to perform or breaches any covenant, obligation, term, condition, warranty or certification herein or fails to operate the Franchised Business as specified by SFS in the Confidential Operating Manual and fails to cure such noncompliance or deficiency within thirty (30) days after SFS's written notice thereof; provided, however, in the event such failure or breach cannot reasonably be expected to be cured within thirty (30) days, then for such additional time as may be reasonably required to cure such failure or breach, provided Franchise Owner commences such cure during the initial thirty (30) day period and thereafter promptly and diligently prosecutes same to completion, but not to exceed an additional thirty (30) days;

               (xi) If Franchise Owner abandons or ceases to operate all or any part of the Franchised Business conducted under this Agreement for twenty-four
(24) hours or longer (except as otherwise provided herein) or defaults under any mortgage, deed of trust or lease with SFS or any third party covering the Franchised Business or the Premises, and SFS or such third party treats such act or omission as a default, and Franchise Owner fails to cure such default to the satisfaction of SFS or such third party within any applicable cure period granted Franchise Owner by SFS or such third party; or

              (xii) If Franchise Owner or any guarantor(s) hereof default in any other agreement with SFS, and such default is not cured in accordance with the terms of such other agreement.

         (b) Franchise Owner may not terminate this Agreement prior to the expiration of its term except as a result of SFS's material breach of this Agreement or otherwise with SFS's consent. In the event that Franchise Owner shall claim that SFS has failed to meet any obligation under this Agreement, Franchise Owner shall provide SFS with written notice of such claim, within six
(6) months of its occurrence, specifically enumerating all alleged deficiencies and providing SFS with an opportunity to cure, which shall in no event be less than thirty (30) days from the date of receipt of such notice by SFS from Franchise Owner. Failure to give such notice shall constitute a waiver of any such alleged default.

         (c) If after opening the Franchised Business to the public the Unit suffers destruction or significant damage by act of God or other event beyond SFS and Franchise Owner's reasonable anticipation and Franchise Owner's control such that the Unit ceases to be operated in the normal course of business as an extended stay lodging facility, Franchise Owner shall promptly notify SFS in writing of the casualty event, giving information as to the availability of guest rooms. Franchise Owner shall advise SFS in writing within 60 days after the casualty event whether it will restore, rebuild and refurbish the Unit to comply with the approved building plans, which must be completed within 240 days after the casualty event, or it elects to terminate the Agreement, effective as of the date of notice. Franchise Owner's failure to make such an election within the time permitted shall be deemed an election to terminate the Agreement. Any termination under this paragraph shall require no payment of damages as set forth in Paragraph 14(f)(i)(B) hereof, provided Franchise Owner pays all amounts owed to SFS accruing prior to the effective date of termination within 10 days after the termination notice is given or deemed to occur, and Franchise Owner follows the post termination requirements set forth in Paragraph 14. Once undertaken, Franchise Owner's failure to complete the restoration of the Unit on time or to pursue the same diligently shall permit SFS to terminate the Agreement. If the Unit is condemned, or such a substantial portion of the Unit shall be condemned such that continued operation in accordance with SFS's quality standards, or with adequate parking facilities, is commercially impractical, or the Unit or a substantial portion is sold to the condemning authority in lieu of condemnation, then the Agreement will be deemed terminated on the later of the date the Unit or substantial portion is conveyed to or taken over by the condemning authority or the date the Unit ceases to operate as an extended stay lodging facility. No damages will be owed under Paragraph 14(f)(i)(B) by Franchise Owner in the event of such condemnation or sale if Franchise Owner notifies SFS about the condemnation within 10 days after it receives formal notice from the condemning authority and then pays SFS all amounts due under this Agreement or otherwise within 30 days after the deemed termination date.

14.      POST TERM OBLIGATIONS

         Upon the expiration or termination of this Agreement, Franchise Owner shall immediately:

         (a) Cease to be a franchise owner of SFS under this Agreement and cease to operate the former franchised business under the SUBURBAN LODGE System. Franchise Owner shall not thereafter, directly or indirectly, represent to the public that the former franchised business is or was operated or in any way connected with the SUBURBAN LODGE System or hold itself out as a present or former franchise owner of SFS at or with respect to the Premises;

         (b) Pay all sums owing to SFS.

         (c) Return to SFS the Confidential Operating Manual, Confidential Development Manual, the SFS prototype architectural plans and specifications and any other manuals, materials, goods and information created or used by SFS and designated for confidential use within the SUBURBAN LODGE System and all Trade Secrets and Confidential Information, as well as materials, equipment and other property owned by SFS, including but not limited to, all computer software provided to Franchise Owner by SFS, and all copies thereof. Franchise Owner shall retain no copy or record of any of the foregoing; provided Franchise Owner may retain its copy of this Agreement, any correspondence between the parties, and any other document which Franchise Owner reasonably needs for compliance with any applicable provision of law;

         (d) Take such action as may be required by SFS at its sole option and allowed by the appropriate vendors, to disconnect or forward to SFS's corporate office all telephone listings of the former Franchised Business that refer to the former Franchised Business as being operated or as being formerly operated as a "Suburban Lodge", or transfer and assign to SFS or its designee, all telephone numbers, white and yellow page telephone references and advertisements, and all trade and similar name registrations and business licenses that refer to the former Franchised Business as being operated or as being formerly operated as a "Suburban Lodge", and to cancel any interest which Franchise Owner may have in the same; and

         (e) Cease to use in advertising, or in any manner whatsoever, any methods, procedures or techniques associated with the SUBURBAN LODGE System in which SFS has a proprietary right, title or interest; cease to use the Licensed Marks and any other marks and indicia of operation associated with the SUBURBAN LODGE System and within sixty (60) days, remove all trade dress, physical characteristics, color combinations and other indications of operation under the SUBURBAN LODGE System from the Premises, including removing the lattice of SFS's trademarked arch and repainting the doors of the Premises in a color other than blue. Without limiting the generality of the foregoing, Franchise Owner agrees that in the event of any termination or expiration of this Agreement, SFS or a designated agent may enter upon the Premises at any time to make such changes at Franchise Owner's sole risk and expense and without liability for trespass and further that SFS may remove all signage bearing the Licensed Marks. SFS shall have the right, but not the obligation, to purchase some or all of the Unit's fixtures, furnishings, equipment and supplies bearing the Licensed Mark(s) at the lower of their cost or net book value, with the right to set off the aggregate purchase price thereof against any sums then owed to SFS by Franchise Owner.

         (f) Anything in this Paragraph 14 to the contrary notwithstanding, upon termination of this Agreement as a result of breach by Franchise Owner, Franchise Owner shall immediately both:

                (i) In addition to paying to SFS any sums otherwise due pursuant to this Agreement, pay to SFS:

                           (A) reasonable attorney's fees, and costs and
expenses, incurred by SFS as a result of the default by Franchise Owner; plus

                           (B) damages for lost future continuing fees in an
amount equal to "X" times "Y" where:

                  "X" equals the number of years (or portion thereof) left in the term of this Agreement, and

                  "Y" equals seventy-five percent (75%) of Franchise Owner's last twelve (12) months' continuing fees due and payable pursuant to Paragraph 5(b)(i) hereof; provided, however, that if the termination becomes effective prior to the first fifteen (15) months of Franchise Owner's operation of its Unit, then "Y" equals seventy-five percent (75%) of the average continuing fees paid by all franchised Units in the Suburban Lodge System during the previous twelve (12) months (with such average adjusted up or down to reflect the number of guestrooms in Franchise Owner's Unit compared to the average number of guestrooms in all franchised Units and without accounting for Franchise Owner or any other Franchise Owner otherwise being relieved pursuant to Paragraph 5(b)(i) from paying continuing fees during the first ninety (90) days of operation of the respective Unit).

                  The parties acknowledge that the injury caused to SFS by Franchise Owner's default with respect to the continuing fees, will be impossible of accurate determination, that this provision is intended to provide for compensation for SFS's lost continuing fees and not as a penalty, and that the stipulated method of computation constitutes a reasonable pre-estimate of SFS's probable damages from lost continuing fees resulting from Franchise Owner's default.

               (ii) Grant SFS or its designee the option, to acquire, through asset or stock purchase, merger or other form SFS designates, Franchise Owner and/or the Franchised Business and/or the Premises and/or Franchise Owner's interest therein (including the Unit thereon) for a price equal to the fair market value thereof. If SFS and Franchise Owner are unable to agree on such fair market value price, such value shall be determined by an independent appraiser experienced in appraising property of the type being acquired, designated by SFS, whose determination shall be final and binding. SFS shall be entitled to offset against the purchase price all sums owed SFS by Franchise Owner or any guarantor of Franchise Owner. The net purchase price shall be payable in cash at closing; or, at SFS' option, all or any part of the portion of the purchase price which exceeds the amount of outstanding secured mortgage debt with a financial institution on the Premises may be paid in unregistered shares of Suburban Lodges of America, Inc.'s common stock using the average closing price per share for the 15 trading days preceding closing as the per share price of such stock. The closing shall be held on a day designated by SFS which is not more than 30 days after the determination of fair market value of the acquired property.


15.      INSURANCE

         (a) Franchise Owner shall, at its expense and no later than the Commencement Date, procure and maintain in full force and effect throughout the term of this Agreement the types of insurance enumerated in the Confidential Operating Manual or otherwise in writing which shall be in such amounts as may from time to time be required by SFS and which shall designate SFS and its affiliates as additional named insureds, including the following:

                (i) "all risk" property coverage for the Unit with limits no less than 80% of replacement cost, with an endorsement if the Unit is in a flood plain, for floods;

               (ii) comprehensive broad form public and premises general liability insurance, with endorsements covering at least contractual liability, innkeeper's liability, safe deposit liability (if applicable), and personal injury liability (with employee exclusion deleted);

              (iii) workers' compensation and employer's liability;

               (iv) automobile liability coverage on owned, non-owned and hired vehicles used for Unit business; and

                (v) umbrella liability coverage.

         (b) Franchise Owner shall make timely delivery of certificates of all required insurance to SFS, each of which shall contain a statement by the insurer that the policy will not be canceled or materially altered without at least thirty (30) days' prior written notice to SFS.

         (c) The procurement and maintenance of such insurance shall not relieve Franchise Owner of any liability to SFS under any indemnity requirement of this Agreement.


16.      TAXES, PERMITS AND INDEBTEDNESS

         (a) Franchise Owner shall promptly pay when due any and all federal, state and local taxes including without limitation unemployment and sales taxes, levied or assessed with respect to any services or products furnished, used or licensed pursuant to this Agreement and all accounts or other indebtedness of every kind incurred by Franchise Owner in the operation of the Franchised Business.

         (b) Franchise Owner shall comply with all federal, state and local laws, rules and regulations and timely obtain any and all permits, certificates and licenses for the full and proper conduct of the Franchised Business.

         (c) Franchise Owner hereby expressly covenants and agrees to accept full and sole responsibility for any and all debts and obligations incurred in the operation of the Franchised Business.


17.      INDEMNIFICATION AND INDEPENDENT CONTRACTOR

         (a) Franchise Owner agrees to protect, defend, indemnify, and hold SFS, and its respective directors, officers, agents, attorneys and shareholders, jointly and severally, harmless from and against all claims, actions, proceedings, damages, costs, expenses and other losses and liabilities, consequently, directly or indirectly incurred (including without limitation attorneys' and accountants' fees) as a result of, arising out of, or connected with the operation of the Franchised Business; provided, however, no indemnity shall be given with respect to claims specifically arising from Franchise Owner's compliance with procedures required by SFS.

         (b) In all dealings with third parties including, without limitation, employees, suppliers and customers, Franchise Owner shall disclose in an appropriate manner acceptable to SFS that it is an independent entity licensed by SFS. Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them nor to constitute Franchise Owner an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of SFS for any purpose whatsoever. It is understood and agreed that Franchise Owner is an independent contractor and is in no way authorized to make any contract, warranty or representation or to create any obligation on behalf of SFS.


18.      WRITTEN APPROVALS, WAIVERS, FORMS OF AGREEMENT AND
         AMENDMENT

         (a) Whenever this Agreement requires SFS's prior approval, Franchise Owner shall make a timely written request. Unless a different time period is specified in this Agreement, SFS shall respond with its approval or disapproval within fifteen (15) days of receipt of such request. If SFS has not specifically approved a request within such fifteen (15) day period, such failure to respond shall be deemed a disapproval of any such request.

         (b) No failure of SFS to exercise any power reserved to it by this Agreement and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of SFS's right to demand exact compliance with any of the terms herein. No waiver or approval by SFS of any particular breach or default by Franchise Owner, nor any delay, forbearance or omission by SFS to act or give notice of default or to exercise any power or right arising by reason of such default hereunder, nor acceptance by SFS of any payments due hereunder shall be considered a waiver or approval by SFS of any preceding or subsequent breach or default by Franchise Owner of any term, covenant or condition of this Agreement.

         (c) No warranty or representation is made by SFS that all SUBURBAN LODGE System franchise agreements heretofore or hereafter issued by SFS do or will contain terms substantially similar to those contained in this Agreement. Further, Franchise Owner recognizes and agrees that SFS may, in its reasonable business judgment, due to local business conditions or otherwise, waive or modify comparable provisions of other franchise agreements heretofore or hereafter granted to other SUBURBAN LODGE System franchise owners in a non-uniform manner, subject, however, to those provisions of this Agreement which require SFS to act toward its Franchise Owners on a reasonably nondiscriminatory basis.

         (d) Except as otherwise provided in Paragraph 11(c) or 22(a) hereof, no amendment, change or variance from this Agreement shall be binding upon either SFS or Franchise Owner except by mutual written agreement. If an amendment of this Agreement is executed at Franchise Owner's request, any legal fees or costs of preparation in connection therewith shall, at the option of SFS, be paid by Franchise Owner.


19.      ENFORCEMENT

         (a) In order to ensure compliance with this Agreement and to enable SFS to carry out its obligations under this Agreement, Franchise Owner agrees that SFS and its designated agents shall be permitted, with or without notice, full and complete access during business hours to inspect the Premises and all records thereof including, but not limited to, records relating to Franchise Owner's customers, suppliers, employees and agents. Franchise Owner shall cooperate fully with SFS and its designated agents requesting such access.

         (b) SFS or its designee shall be entitled to obtain declarations, temporary and permanent injunctions, and orders of specific performance, all without bond, in order to enforce the provisions of this Agreement relating to:

                (i)        Franchise Owner's use of the Licensed Marks,

               (ii) the obligations of Franchise Owner upon termination or expiration of this Agreement, and

              (iii) assignment of the Franchise and ownership interests in Franchise Owner;

or to prohibit any act or omission by Franchise Owner or its employees which constitutes a violation of any applicable law or regulation, which is dishonest or misleading to prospective or current customers of businesses operated under the SUBURBAN LODGE System, which constitutes a danger to other franchise owners, employees, customers or the public, or which may impair the goodwill associated with the Licensed Marks.

         (c) If SFS secures any declaration, injunction or order of specific performance pursuant to Paragraph 19(b) hereof, or if any provision of this Agreement is enforced at any time by SFS or if any amounts due from Franchise Owner to SFS are, at any time, collected by or through an attorney at law or collection agency, Franchise Owner shall be liable to SFS for all costs and expenses of enforcement and collection including, but not limited to, court costs and reasonable attorneys' fees.


20.      NOTICES

         Any notice required to be given hereunder shall be in writing and shall be either mailed by certified mail, return receipt requested or delivered by a recognized courier service, receipt acknowledged. Notices to Franchise Owner shall be addressed to it at the address listed in Paragraph 1 of this Agreement. Notices to SFS shall be addressed to it at the address listed in Paragraph 1 of this Agreement, Attention: President. Any notice complying with the provisions hereof shall be deemed to be given three (3) days after mailing, or on the date of receipt, whichever is earlier. Each party shall have the right to designate any other address for such notices by giving notice thereof in the foregoing manner, and in such event all notices to be mailed after receipt of such notice shall be sent to such other address.


21.      GOVERNING LAW AND DISPUTE RESOLUTION

         (a) This Agreement is accepted by SFS in the State of Georgia and shall be governed by and construed in accordance with the laws thereof, which laws shall prevail in the event of any conflict; provided, however, that the service charge provisions in Paragraph 5(d) may be governed by the laws of the state where the Franchised Business is operated, and the restrictive covenants contained in Paragraph 11 hereof shall be construed in accordance with the laws of the State(s) where such restriction(s) is(are) to apply, and the laws of such State(s) shall determine the enforceability of such covenants to be performed in such State(s).

         (b) The parties hereto agree that it is in their best interest to resolve disputes between them in an orderly fashion and in a consistent manner. Therefore, the parties hereby agree as follows:

                (i) Franchise Owner consents and agrees that the following courts shall have personal jurisdiction over it in all lawsuits relating to or arising out of this Agreement and hereby waives any defense Franchise Owner may have of lack of personal jurisdiction in any such lawsuits filed in these courts: (x) all courts included within the state court system of the State of Georgia; and (y) all courts of the United States of America sitting within the State of Georgia including, but not limited to, all the United States District Courts sitting within the State of Georgia.

               (ii) Franchise Owner consents and agrees that venue shall be proper in any of the following courts in all lawsuits relating to or arising out of this Agreement and hereby waives any defense it may have of improper venue in any such lawsuits filed in these courts: (x) the state court of the county where SFS has its principal place of business (presently, Cobb County); and (y) the United States District Court for the Northern District of Georgia, Atlanta Division. In the event any of these courts are abolished, Franchise Owner agrees that venue shall be proper in the state or federal court in Georgia which most closely approximates the subject-matter jurisdiction of the abolished court as well as any of these courts which are not so abolished. All lawsuits filed by Franchise Owner against SFS relating to or arising out of this Agreement shall be required to be filed in one of these courts; provided, however, that if none of these courts has subject-matter jurisdiction over such a lawsuit such lawsuit may be filed in any court having such subject-matter jurisdiction if in-personam jurisdiction and venue in such court are otherwise proper. Lawsuits filed by SFS against Franchise Owner may be filed in any of the courts named in this subparagraph or in any court in which jurisdiction and venue are proper.

              (iii) In all lawsuits relating to or arising out of this Agreement, Franchise Owner consents and agrees that it may be served with process outside the State of Georgia in the same manner as service may be made within the State of Georgia by any person authorized to make service by the laws of the state, territory, possession or country in which service is made or by any duly qualified attorney in such jurisdiction, and Franchise Owner hereby waives any defense it may have of insufficiency of service of process relating to such service. This method of service shall not be the exclusive method of service available in such lawsuits and shall be available in addition to any other method of service allowed by law.


22.      SEVERABILITY AND CONSTRUCTION

         (a) Should any provision of this Agreement be for any reason held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be deemed restricted in application to the extent required to render it valid; and the remainder of this Agreement shall in no way be affected and shall remain valid and enforceable for all purposes, both parties hereto declaring that they would have executed this Agreement without inclusion of such provision. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this paragraph shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision. Each party agrees to execute and deliver to the other any further documents which may be reasonably required to effectuate fully the provisions hereof. Franchise Owner understands and acknowledges that SFS shall have the right, in its sole discretion, on a temporary or permanent basis, to reduce the scope of any covenant or provision of this Agreement that is binding upon Franchise Owner, or any portion hereof, without Franchise Owner's consent, effective immediately upon receipt by Franchise Owner of written notice thereof; and Franchise Owner agrees that it will comply forthwith with any covenant as so modified, which shall be fully enforceable.

         (b) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

         (c) The table of contents, headings and captions contained herein are for the purposes of convenience and reference only and are not to be construed as a part of this Agreement. All terms and words used herein shall be construed to include the number and gender as the context of this Agreement may require. The parties agree that each section of this Agreement shall be construed independently of any other section or provision of this Agreement.


23.      GENERAL PROVISIONS

         (a) Time is of the essence of this Agreement.

         (b) The covenants and agreements made by the Franchise Owner hereunder shall survive the expiration or termination of this Agreement.

         (c) This Agreement constitutes the entire agreement between SFS and Franchise Owner which supersedes all prior negotiations, commitments, representations, and undertakings of the parties with respect to the subject matter hereof. No change, modification, amendment, termination or attempted waiver of any provisions of this Agreement shall be binding upon the parties hereto unless in writing and signed by SFS and Franchise Owner.

\
24.      ACKNOWLEDGMENTS

         Franchise Owner hereby acknowledges the following:

         (a) FRANCHISE OWNER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE BUSINESS CONTEMPLATED BY THIS AGREEMENT AND UNDERSTANDS AND ACKNOWLEDGES THAT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT INVOLVES BUSINESS RISKS MAKING THE SUCCESS OF THE VENTURE LARGELY DEPENDENT UPON THE BUSINESS ABILITIES AND PARTICIPATION OF FRANCHISE OWNER AND ITS EFFORTS AS AN INDEPENDENT BUSINESS OPERATOR. FRANCHISE OWNER AGREES THAT NO CLAIMS OF SUCCESS OR FAILURE HAVE BEEN MADE TO IT PRIOR TO SIGNING THIS AGREEMENT; AND THAT IT UNDERTAKES ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT. SFS EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISE OWNER ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY WARRANTY OR GUARANTEE, EXPRESS OR IMPLIED, AS TO THE POTENTIAL VOLUME, PROFITS OR SUCCESS OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT, OR AS TO THE SUITABILITY OF THE SITE FOR THE UNIT AS A SUCCESSFUL LOCATION FOR THE UNIT.

         (b) FRANCHISE OWNER REPRESENTS THAT IT HAS (OR WILL EMPLOY MANAGERS OR A MANAGEMENT COMPANY APPROVED UNDER PARAGRAPH 7(b) WHO HAVE) THE NECESSARY MANAGEMENT EXPERTISE AND EXPERIENCE TO ACQUIRE, DESIGN, CONSTRUCT, DEVELOP, EQUIP, OPERATE, MARKET, MAINTAIN AND MANAGE THE UNIT.

         (c) FRANCHISE OWNER HAS NO KNOWLEDGE OF ANY REPRESENTATIONS BY SFS OR ITS OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AGENTS OR SERVANTS, ABOUT THE BUSINESS CONTEMPLATED BY THIS AGREEMENT THAT ARE CONTRARY TO THE TERMS OF THIS AGREEMENT OR THE DOCUMENTS INCORPORATED HEREIN. FRANCHISE OWNER REPRESENTS, AS AN INDUCEMENT TO SFS'S ENTRY INTO THIS AGREEMENT, THAT IT HAS MADE NO MISREPRESENTATIONS IN OBTAINING THIS AGREEMENT.

         (d) FRANCHISE OWNER ACKNOWLEDGES THAT SFS'S APPROVAL OF FRANCHISE OWNER'S PREMISES DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE LOCATION OF THE UNIT, NOR ANY ASSURANCE BY SFS THAT THE OPERATION OF A UNIT AT THE PREMISES WILL BE SUCCESSFUL OR PROFITABLE.

         (e) FRANCHISE OWNER ACKNOWLEDGES THAT ITS ENTIRE KNOWLEDGE OF SFS'S COMPUTER SOFTWARE IS DERIVED FROM INFORMATION DISCLOSED TO THE FRANCHISE OWNER BY SFS, AND THAT SUCH INFORMATION IS PROPRIETARY AND CONFIDENTIAL AND A TRADE SECRET OF SFS.

         (f) FRANCHISE OWNER ACKNOWLEDGES THAT SFS OR ITS AGENT HAS PROVIDED FRANCHISE OWNER WITH A FRANCHISE OFFERING CIRCULAR NOT LATER THAN THE EARLIER OF THE FIRST PERSONAL MEETING HELD TO DISCUSS THE SALE OF A FRANCHISE, TEN (10) BUSINESS DAYS BEFORE THE EXECUTION OF THIS AGREEMENT, OR TEN (10) BUSINESS DAYS BEFORE ANY PAYMENT OF ANY CONSIDERATION. FRANCHISE OWNER FURTHER ACKNOWLEDGES THAT FRANCHISE OWNER HAS READ SUCH FRANCHISE OFFERING CIRCULAR AND UNDERSTANDS ITS CONTENTS.

         (g) FRANCHISE OWNER ACKNOWLEDGES THAT SFS HAS PROVIDED FRANCHISE OWNER WITH A COPY OF THIS AGREEMENT AND ALL RELATED DOCUMENTS, FULLY COMPLETED, AT LEAST FIVE (5) BUSINESS DAYS PRIOR TO FRANCHISE OWNER'S EXECUTION HEREOF.

         (h) FRANCHISE OWNER ACKNOWLEDGES THAT IT HAS HAD AMPLE OPPORTUNITY TO CONSULT WITH ITS OWN ATTORNEYS, ACCOUNTANTS AND OTHER ADVISORS AND THAT THE ATTORNEYS FOR SFS HAVE NOT ADVISED OR REPRESENTED FRANCHISE OWNER WITH RESPECT TO THIS AGREEMENT OR THE RELATIONSHIP THEREBY CREATED.

         (i) FRANCHISE OWNER ACKNOWLEDGES THAT THE REASONS FOR TERMINATION UNDER PARAGRAPH 13 CONSTITUTE GOOD CAUSE, AND THAT THE NOTICE PROVISIONS RELATING THERETO CONSTITUTE REASONABLE NOTICE.

         (j) FRANCHISE OWNER, TOGETHER WITH ITS ADVISERS, HAS SUFFICIENT KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE FRANCHISE.

         (k) FRANCHISE OWNER IS AWARE OF THE FACT THAT OTHER PRESENT OR FUTURE FRANCHISE OWNERS OF SFS MAY OPERATE UNDER DIFFERENT FORMS OF AGREEMENT(S), AND CONSEQUENTLY THAT SFS'S OBLIGATIONS AND RIGHTS WITH RESPECT TO ITS VARIOUS DEVELOPERS AND FRANCHISE OWNERS MAY DIFFER MATERIALLY IN CERTAIN CIRCUMSTANCES.

         (l) FRANCHISE OWNER ACKNOWLEDGES THAT THIS INSTRUMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES. THIS AGREEMENT TERMINATES AND SUPERSEDES ANY PRIOR AGREEMENT BETWEEN THE PARTIES CONCERNING THE SAME SUBJECT MATTER.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal on the date first written above.

                             [SIGNATURES NEXT PAGE]

FRANCHISE OWNER:                                      SFS:


----------------------------------        SUBURBAN FRANCHISE SYSTEMS, INC.


By:                                       By:
   -------------------------------             ---------------------------

Title:                                    Title:
       ---------------------------               -------------------------
         (Affix Corporate Seal)                  (Affix Corporate Seal)


Attest:                                   Attest:
       ---------------------------               -------------------------

Title:                                    Title:
       ----------------------------              -------------------------

                   GUARANTY OF FRANCHISE OWNER'S UNDERTAKINGS

         In consideration of, and as an inducement to, the execution of the foregoing Franchise Agreement ("Agreement") dated as of , 19 , by Suburban Franchise Systems, Inc. ("SFS"), each of the undersigned hereby guarantees unto SFS that the Franchise Owner named herein will perform during the term of this Agreement each and every covenant, payment, agreement and undertaking on the part of Franchise Owner contained and set forth in such Agreement.

         SFS, its successors and assigns, may from time to time, without notice to the undersigned: (a) resort to the undersigned for payment of any of the liabilities accruing under the Agreement ("Liabilities"), whether or not it or its successors have resorted to any property securing any of the Liabilities or proceeded against any other of the undersigned or any party or parties primarily or secondarily liable on any of the Liabilities, (b) release or compromise any liability of any of the undersigned hereunder or any liability of any party or parties primarily or secondarily liable on any of the Liabilities, and (c) extend, renew or credit any of the Liabilities for any period (whether or not longer than the original period); alter, amend or exchange any of the Liabilities; or give any other form of indulgence, whether under the Agreement or not.

         The undersigned agrees to comply with and abide by the restrictive covenants and nondisclosure provisions contained in Paragraph 11 of the Agreement to the same extent, and for the same period of time, as Franchise Owner is required to comply with and abide by such covenants and provisions, except to the extent otherwise required by the Agreement. These obligations of the undersigned shall survive any expiration or termination of the Franchise Agreement or this Guaranty.

         The undersigned further waives presentment, demand, notice of dishonor, protest, nonpayment and all other notices whatsoever, including without limitation: notice of acceptance hereof; notice of all contracts and commitments; notice of the existence or creation of any Liabilities and of the amount and terms thereof; and notice of all defaults, disputes or controversies between Franchise Owner and SFS resulting from such Agreement or otherwise, and the settlement, compromise or adjustment thereof.

         The undersigned agrees to pay all expenses paid or incurred by SFS in enforcing the foregoing Agreement and this Guaranty against Franchise Owner and against the undersigned and in collecting or attempting to collect any amounts due thereunder and hereunder, including reasonable attorneys' fees if such enforcement or collection is by or through an attorney-at-law. Any waiver, extension of time or other indulgence granted from time to time by SFS, its agents, its successors or assigns, with respect to the foregoing Agreement, shall in no way modify or amend this Guaranty, which shall be continuing, absolute, unconditional and irrevocable.

         If more than one person has executed the Guaranty, the term "the undersigned," as used herein shall refer to each such person, and the liability of each of the undersigned hereunder shall be joint and several and primary.

         IN WITNESS WHEREOF, each of the undersigned has executed this Guaranty under seal effective as of the date of the foregoing Agreement.


-----------------------------           ---------------------------- (SEAL)
Witness                                           Guarantor


-----------------------------           ---------------------------- (SEAL)
Witness                                           Guarantor


-----------------------------           ---------------------------- (SEAL)
Witness                                           Guarantor

                               FRANCHISE AGREEMENT


                     DATED _________________________, 19____

                                     between

                        SUBURBAN FRANCHISE SYSTEMS, INC.

                                       and

                      ____________________________________



1. Licensed Marks. SFS is the sole and exclusive licensor of the following service marks and trademarks currently used in connection with the SUBURBAN LODGE System:

                  Design Mark - Registration No. 1,528,954; Registration Date:
                  March 7, 1989; registered with the United States Patent and Trademark Office, Principal Register, as a service mark in class 42 for motel services.

                  "Suburban Lodge" - Registration No. 1,548,778; Registration
                  Date: July 18, 1989; registered with the United States Patent and Trademark Office, Supplemental Register, as a service mark in class 42 for motel services. Registration No. 1,864,047; Registration Date: November 22, 1994; registered with the United States Patent and Trademark Office, Principal Register, as a service mark in class 42 for motel services.

                  "Lodge for Less" - Registration No. 1,616,316; Registration
                  Date: October 2, 1990; registered with the United States Patent and Trademark Office, Supplemental Register, as a service mark in class 42 for motel services.





         Franchise Owner shall be authorized to utilize only such Licensed Marks as from time to time are authorized hereunder.












                        Exhibit 1 to Franchise Agreement
                                     Page 1

2. Acknowledgement Regarding Controlling Persons. Franchise Owner hereby acknowledges that Franchise Owner is a(n):

                           ________ individual
                           ________ partnership
                           ________ joint venture
                           ________ corporation
                           ________ limited liability company
                           ________ other business form_______________________
                                       (check one)           (describe)


         Franchise Owner hereby warrants and represents that the following persons own, either legally or beneficially, voting control of Franchise Owner:


                               TYPE OF OWNERSHIP              PERCENTAGE OF
         NAME                  (LEGAL OR BENEFICIAL)          INTEREST OWNED
         ----                  ---------------------          ---------------











         Franchise Owner hereby warrants and represents that Franchise Owner is the party that owns or leases, or not later than immediately prior to the groundbreaking for construction of Franchise Owner's Unit will own or lease, the Premises, the Unit and any other improvements upon the Premises. Franchise Owner has provided SFS, or will provide SFS prior to groundbreaking, evidence of such ownership or lease.

         Franchise Owner hereby acknowledges that SFS is relying on these representations as a material basis for entering into this Franchise Agreement, and that the information set forth above is true and correct.


                                 FRANCHISE OWNER


                                 By:________________________________________

                                 Date:______________________________________






                        Exhibit 1 to Franchise Agreement
                                     Page 2

                               FRANCHISE AGREEMENT


                              Dated __________, 199__

                                     between

                        SUBURBAN FRANCHISE SYSTEMS, INC.

                                       and


                         _____________________________


    Map attached and marked as indicated in Paragraph 2(d) of the Franchise
                                   Agreement.




































                        Exhibit 2 to Franchise Agreement